Exhibit 99.1

Madrigal Pharmaceuticals Reports 2021 First Quarter

Financial Results and Highlights

WEST CONSHOHOCKEN, Pa., May 6, 2021 — Madrigal Pharmaceuticals, Inc. (NASDAQ:MDGL) announced today its first quarter 2021 financial results and highlights.

“We expect several important events for Madrigal to occur in 2021,” stated Paul Friedman, M.D., Chief Executive Officer of Madrigal. “These include completing enrolling a sufficient number of subjects into the MAESTRO-NASH 52-week, serial liver biopsy population, which we expect to accomplish by the end of the second quarter, to support a future application for accelerated approval to FDA; we also expect to release topline 52 week data from the blinded arms of MAESTRO-NAFLD-1 by the end of the year.”

Dr. Friedman continued, “As the competitive landscape has evolved in the sector, we believe Madrigal has emerged as a leader in the race to develop and commercialize a drug to treat NASH.”

Becky Taub, M.D., Chief Medical Officer and President of Research & Development of Madrigal, stated, “We expect the open label arms of MAESTRO-NAFLD-1 will continue to generate compelling results, including data from open label patients treated with resmetirom for 52 weeks that we hope to present at major medical conferences this year.”

Dr. Taub continued, “We are enthusiastic about the growing data set from leading researchers and clinical investigators to support generally accepted, noninvasive diagnostic approaches to identify and monitor patients with NASH and significant liver fibrosis.”

Financial Results for the Three Months Ended March 31, 2021

As of March 31, 2021, Madrigal had cash, cash equivalents and marketable securities of $307.2 million, compared to $284.1 million at December 31, 2020. The increase in cash and marketable securities resulted primarily from net proceeds of $66.6 million from sales of common stock via the Company’s at-the-market sales agreement, which were partially offset by cash used in operations of $43.4 million.

Operating expenses were $53.0 million for the three month period ended March 31, 2021, compared to $38.0 million in the comparable prior year period.

Research and development expenses for the three month period ended March 31, 2021 were $45.8 million, compared to $33.4 million in the comparable prior year period. The increase is attributable primarily to additional activities related to the Phase 3 clinical trials, and an increase in head count.

General and administrative expenses for the three month period ended March 31, 2021 were $7.2 million, compared to $4.6 million in the comparable prior year period. The increase in general and administrative expenses for the latest three month period is due primarily to increases in commercial preparation activities, including an increase in headcount.

Interest income for the three month period ended March 31, 2021 was $0.2 million, compared to $1.9 million in the comparable prior year period. The decrease in interest income for the latest three month period was due primarily to lower average principal balances in our investment accounts in 2021, and decreased interest rates.

About Resmetirom (MGL-3196)

Thyroid hormone, through activation of its ß-receptor in hepatocytes, plays a central role in liver function impacting a range of health parameters from levels of serum cholesterol and triglycerides to the pathological buildup of fat in the liver. Thyroid hormone receptor (THR)-ß action in the liver is key to proper function of the liver, including regulation of mitochondrial activity such as breakdown of liver fat and control of the level of normal, healthy mitochondria. Patients with NASH have reduced levels of thyroid hormone activity in the liver with resultant impaired hepatic function, in part due to the inflamed state of the liver that causes degradation of thyroid hormone.

To exploit the thyroid hormone receptor (THR)-ß pathway for therapeutic purposes in cardio-metabolic and liver diseases, it is important to avoid activity at the THR-α receptor, the predominant systemic receptor for thyroid hormone that is responsible for activity outside the liver including in heart and bone. The lack of selectivity of older thyromimetic compounds, chemically-related toxicities and undesirable distribution in the body led to safety concerns. Madrigal recognized that greater selectivity for thyroid hormone receptor (THR)-ß and liver targeting might overcome these challenges and deliver the full therapeutic potential of THR-ß agonism. Resmetirom has been shown to be highly selective based on 1) THR-ß receptor functional selectivity based on both in vitro and in vivo assays and 2) specific uptake into the liver, its site of action, virtually avoiding any uptake into tissues outside the liver. In short and long term human and animal studies, resmetirom has been confirmed to be safe and devoid of activity at the THR-α receptor and without impact on bone or cardiac parameters. Resmetirom does not impact the thyroid axis hormones, including the central thyroid axis. Madrigal believes that resmetirom is the first orally administered, small-molecule, liver-directed, truly ß-selective THR agonist.

About the Phase 3 Registration Program for the Treatment of NASH (Non-alcoholic steatohepatitis)

Analyses from the resmetirom Phase 2 NASH study demonstrate that the magnitude of liver fat reduction accurately predicts NASH resolution and liver fibrosis reduction and, specifically, that the resmetirom doses being used in Madrigal’s Phase 3 MAESTRO-NASH trial could achieve the level of fat reduction predictive of NASH resolution and fibrosis reduction [Madrigal COVID and ABSTRACT Press Release_20200414].

The Phase 3 MAESTRO-NASH trial is initially expected to enroll 900 patients with biopsy-proven NASH (fibrosis stage 2 or 3), randomized 1:1:1 to receive resmetirom 80 mg once a day, 100 mg once a day, or placebo. After 52 weeks of treatment a second biopsy is performed. The primary surrogate endpoint on biopsy will be NASH resolution, with at least a 2-point reduction in NAS (NASH Activity Score), and with no worsening of fibrosis. Two key secondary endpoints are liver fibrosis improvement of at least one stage, with no worsening of NASH, and lowering of LDL-cholesterol [ClinicalTrials.gov/NCT03900429].

A second 52-week Phase 3 multi-center, double-blind, randomized, placebo-controlled study of resmetirom, MAESTRO-NAFLD-1, was initiated in December 2019 in 700 patients with non-alcoholic fatty liver disease (NAFLD), presumed NASH, randomized 1:1:1 to receive resmetirom 80 mg once a day, 100 mg once a day, or placebo. MAESTRO-NAFLD-1 also includes a 100 mg resmetirom open label arm in up to 100 patients. The trial was expanded to include more than 1,200 patients, in order to significantly enhance resmetirom’s safety database and provide further opportunity to study selected patient subgroups. Unlike MAESTRO-NASH, MAESTRO-NAFLD-1 is a non-biopsy study and represents a “real-life” NASH study. NASH or presumed NASH is documented using historical liver biopsy or non-invasive techniques including fibroscan and MRI-PDFF. Using non-invasive measures, MAESTRO-NAFLD-1 is designed to provide incremental safety information to support the NASH indication as well as provide additional data regarding clinically relevant key secondary efficacy endpoints to better characterize the potential clinical benefits of resmetirom on cardiovascular and liver related endpoints. These key secondary endpoints include LDL-cholesterol, apolipoprotein B and triglyceride (TG) lowering; reduction of liver fat as determined by magnetic resonance imaging, proton density fat fraction (MRI-PDFF); and reduction of PRO-C3, a NASH fibrosis biomarker. [ClinicalTrials.gov/NCT04197479]    Additional secondary and exploratory endpoints will be assessed including reduction in liver enzymes, fibroscan scores and other fibrosis and inflammatory biomarkers.

These and other data, including safety parameters, form the basis for potential subpart H submission to FDA for accelerated approval for the treatment of NASH. The original 900 patients in the MAESTRO-NASH study will continue on therapy after the initial 52-week treatment period; up to another 1,100 patients are to be added using the same randomization plan and the study is expected to continue for up to 54 months to accrue and measure clinical events, most relevantly progression to cirrhosis.

About Resmetirom’s Potential to Confer Cardiovascular Risk Reduction in NASH patients

Additionally, resmetirom lowers multiple atherogenic lipids, including LDL cholesterol, apolipoprotein B, triglycerides, and lipoprotein (a), as demonstrated in Phase 2, a key differentiating factor compared with other NASH therapeutics. The magnitude of reduction of these lipids support a potential indication for treatment of hyperlipidemia in NASH patients and predicts a potential for benefit on cardiovascular (CV) events in NASH patients who die most frequently of CV, not liver disease.

Because of their diabetes, dyslipidemia, hypertension, obesity in concert with an inflamed, fatty liver, NASH patients, particularly those with advanced fibrosis, are at a substantially increased CV risk compared to the general population. Resmetirom’s ability to decrease liver fat, which is an independent risk factor for CV events, and resmetirom’s effect to reduce atherogenic lipids are being further evaluated in several key secondary endpoints in both MAESTRO Phase 3 clinical studies.

About Madrigal Pharmaceuticals

Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a clinical-stage biopharmaceutical company pursuing novel therapeutics that target a specific thyroid hormone receptor pathway in the liver, which is a key regulatory mechanism common to a spectrum of cardio-metabolic and fatty liver diseases with high unmet medical need. Madrigal’s lead candidate, resmetirom, is a first-in-class, orally administered, small-molecule, liver-directed, thyroid hormone receptor (THR)-ß selective agonist that is in currently in two Phase 3 clinical studies, MAESTRO-NASH and MAESTRO-NAGLD-1, designed to demonstrate multiple benefits across a broad spectrum of NASH (non-alcoholic steatohepatitis) and NAFLD (non-alcoholic fatty liver disease) patients. For more information, visit www.madrigalpharma.com.

Forward-Looking Statements

This communication contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are based on our beliefs and assumptions and on information currently available to us, but are subject to factors beyond our control. Forward-looking statements include but are not limited to statements or references concerning: our clinical trials; research and development activities; the timing and results associated with the future development of our lead product candidate, MGL-3196 (resmetirom), including sector leadership; the timing and completion of projected 2021 clinical milestone events, including enrollment, top-line data and open label projections; our primary and secondary study endpoints for resmetirom and the potential for achieving such endpoints and projections; optimal dosing levels for resmetirom; projections regarding potential future NASH resolution, safety, fibrosis treatment, cardiovascular effects, lipid treatment or biomarker effects with resmetirom; the predictive power of resmetirom liver fat reduction on NASH resolution with fibrosis reduction or improvement; the achievement of enrollment objectives concerning patient number, safety database and/or timing for our studies; potential NASH or NAFLD patient risk profile benefits with resmetirom; and our possible or assumed future results of operations and expenses, business strategies and plans, capital needs and financing plans, trends, market sizing, competitive position, industry environment and potential growth opportunities, among other things. Forward-looking statements: reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events; include all statements that are not historical facts; and can be identified by terms such as “allow,” “anticipates,” “be,” “believes,” “continue,” “could,” “demonstrates,” ”design,” “estimates,” “expects,” “forecasts,” “future,” “goal,” “hopeful,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” ”predictive,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Although management presently believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: our clinical development of resmetirom; enrollment uncertainties, generally and in relation to COVID-19 shelter-in-place and social distancing measures and individual precautionary measures that may be implemented or continued for an uncertain period of time; outcomes or trends from competitive studies; future topline data timing or results; the risks of achieving potential benefits in studies that include substantially more patients than our prior studies; the timing and outcomes of clinical studies of resmetirom; and the uncertainties inherent in clinical testing. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s filings with the U.S. Securities and Exchange Commission for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. We specifically discuss these risks and uncertainties in greater detail in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as in our other filings with the SEC.

Investor Contact:

Marc Schneebaum, Madrigal Pharmaceuticals, Inc. IR@madrigalpharma.com

(Tables Follow)

Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Total revenues	$—	$—
Operating expenses:
Research and development	45,770	33,400
General and administrative	7,209	4,605

Total operating expenses	52,979	38,005

Loss from operations	(52,979)	(38,005)
Interest income, net	160	1,870
Other income	273	—

Net loss	$(52,546)	$(36,135)

Basic and diluted net loss per common share	$(3.32)	$(2.34)
Basic and diluted weighted average number of common shares outstanding	15,840,401	15,429,154

Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash, cash equivalents and marketable securities	$307,224	$284,149
Other current assets	822	1,014
Other non-current assets	1,685	1,832

Total assets	$309,731	$286,995

Liabilities and Equity
Current liabilities	$48,791	$46,557
Long-term liabilities	387	468
Stockholders’ equity	260,553	239,970

Total liabilities and stockholders’ equity	$309,731	$286,995